EXHIBIT 99.2
ITEM 7 INFORMATION
The securities being reported on herein by SVB Financial Group, as a parent holding company, are owned by Capital Partners III, L.P. and Venture Overage Fund, L.P., Delaware limited partnerships, and may be deemed to be beneficially owned, by SVB Financial Group. SVB Financial Group is the managing member of SVB Capital Partners III, LLC, a Delaware limited liability company, which is the general partner of Capital Partners III, L.P. and is also the managing member of SVB Capital Venture Overage, LLC, a Delaware limited liability company, which is the general partner of Venture Overage Fund, L.P.